                                                               Exhibit 99B(5)(F)


                          OPERATING EXPENSES AGREEMENT


         THIS OPERATING EXPENSES AGREEMENT (the "Agreement") is effective as of the 27th day of May, 1999, by and between TRAINER, WORTHAM FIRST MUTUAL FUNDS, a Delaware business trust (hereinafter called the "Trust"), on behalf of each series of the Trust listed in APPENDIX A hereto, as may be amended from time to time (hereinafter referred to individually as a "Fund" and collectively as the "Funds"), and TRAINER, WORTHAM & COMPANY, INC. a corporation organized under the laws of the State of Delaware (hereinafter called the "Manager").


                                   WITNESSETH:

         WHEREAS, the Manager renders advice and services to the Funds pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and the Manager, dated April 29, 1999 (the "Investment Advisory Agreement"); and

         WHEREAS, the Funds are responsible for, and have assumed the obligation for, payment of certain expenses pursuant to Subparagraph 7(b) of the Investment Advisory Agreement that have not been assumed by the Manager; and

         WHEREAS, the Manager desires to limit the Funds' respective Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Funds) desires to allow the Manager to implement those limits;

         NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

         1. LIMIT ON OPERATING EXPENSES. The Manager hereby agrees to limit each Fund's Operating Expenses to the respective annual rate of total Operating Expenses specified for that Fund in APPENDIX A of this Agreement.

         2. DEFINITION. For purposes of this Agreement, the term "Operating Expenses" with respect to a Fund is defined to include all expenses necessary or appropriate for the operation of the Fund including the Manager's investment advisory or management fee under Paragraph 7 of the Investment Advisory Agreement, and other expenses described in Paragraph 6 of the Investment Advisory Agreement, but does not include any Rule 12b-1 fees, front-end or contingent deferred loads, taxes, interest, dividend expenses, brokerage commissions, expenses incurred in connection with any merger or reorganization or extraordinary expenses such as litigation.


         3. REIMBURSEMENT OF FEES AND EXPENSES. The Manager, under Subparagraph 8 of the Investment Advisory Agreement, retains its right to receive reimbursement of reductions of its investment management fee and Operating Expenses paid by it that are not its responsibility under Paragraph 7 of the Investment Advisory Agreement.


         4. TERM. This Agreement shall become effective on the date specified herein and shall remain in effect for a period of one (1) year, unless sooner terminated as provided in Paragraph 5 of this Agreement. This Agreement shall continue in effect thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for each Fund at least annually by the Board of Trustees of the Trust (and separately by the disinterested Trustees of the Trust).

         5. TERMINATION. This Agreement may be terminated at any time, and without payment of any penalty, by either the Trust or by the Board of Trustees of the Trust, on behalf of any one or more of the Funds, upon sixty (60) days' written notice to the Manager. The Manager may decline to renew this Agreement by written notice to the Trust at least thirty (30) days before its annual expiration date.

         6. ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

         7. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

         8. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction of effect.

         9. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

TRAINER, WORTHAM                    TRAINER, WORTHAM & COMPANY, INC
FIRST MUTUAL FUNDS

By:  ___________________________    By:  ______________________________

Title:  ________________________    Title: ____________________________

                                   APPENDIX A

FUND                                                                   OPERATING EXPENSE LIMIT
----                                                                   -----------------------

-      First Mutual Funds                                                        n/a
-      Trainer, Wortham Total Return Bond Fund                                   1.20%
-      Trainer, Wortham California Intermediate Tax-Free Fund                    0.75%